UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

PremierWest Bancorp

(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504

Address of Principal Executive Office

Registrant’s telephone number including area code     541-618-6003

(Former name or former address, if changed since last report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) On February 19, 2013, PremierWest Bancorp (“PremierWest”) held a special meeting of shareholders.

(b) At the special meeting, shareholders voted on the following matters, with the votes on each matter as set forth below:

1. Proposal to approve the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. (“Starbuck”), and Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck (“Pearl Merger Sub”), pursuant to which PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity:

VOTES FOR	4,704,445
VOTES AGAINST	2,603,706
ABSTENTIONS	32,239
BROKER NON-VOTES	0

The merger proposal requires approval of a majority of the shares of common stock of PremierWest outstanding as of the record date. As of the record date, 10,034,741 shares of common stock were issued and outstanding and entitled to vote at the special meeting. There were not sufficient votes at the time of the special meeting to approve the merger proposal. As indicated below, shareholders approved adjournment of the special meeting to solicit additional proxies to approve the merger agreement and the special meeting adjourned to March 13, 2013.

2. Proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PremierWest Bancorp’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

VOTES FOR	4,326,504
VOTES AGAINST	2,867,075
ABSTENTIONS	146,811
BROKER NON-VOTES	0

On an advisory basis, shareholders approved the compensation payable in connection with the merger.

3. Proposal to approve the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

VOTES FOR	4,766,050
VOTES AGAINST	2,520,268
ABSTENTIONS	76,852
BROKER NON-VOTES	0

Shareholders approved the adjournment proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

Date: February 22, 2013	By:	/s/ Doug Biddle
Doug Biddle
Executive Vice President and Chief Financial Officer